ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090203

Filed in the office of	Document Number 20140764577-53
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 11/17/2014 11:25 AM
	Entity Number E0571362010-8

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

[redacted]

1. Name of corporation:

AVRA INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 of the Articles of Incorporation is hereby amended by adding the following to the current contents of Article 3:
Upon effectiveness (the "Effective Time") pursuant to the Nevada Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each two point two five (2.25) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be rounded up to the next whole share of Common Stock. See attached additional

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 58.39

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Upon effectiveness (the "Effective Time") pursuant to the Nevada Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each two point two five (2.25) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be rounded up to the next whole share of Common Stock.

This reverse stock split (the "**Reverse Split**") of the outstanding shares of common stock shall not affect the total number of shares of capital stock, including the common stock, that the Corporation is authorized to issue, which shall remain as set forth under this Article 4.

The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of Common Stock and whether or not certificates representing such holders' shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Split, all of which shares of Common Stock shall be rounded up to the nearest whole number of such shares. All references to "common stock" in these Articles shall be to the Common Stock.

The Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, after the Effective Time, represent outstanding shares of New Common Stock by dividing the number of shares of Old Common Stock reflected on the face of such certificates dividing by 2.25 and rounding up to the nearest whole number. The Corporation shall not be obligated to issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.